FOR IMMEDIATE RELEASE


          FOREST OIL COMPLETES LOUISIANA ACQUISITION AND
                  REPORTS ON DEEP WATER DRILLING


DENVER, COLORADO - FEBRUARY 3, 1998 - Forest Oil Corporation (NYSE:FST) reported today that it has closed the previously announced purchase of 13 oil and natural gas properties located onshore Louisiana. Total consideration of approximately $231 million included $216.7 million cash and one million Forest Oil common shares. The properties purchased have estimated proved reserves of approximately 110 billion cubic feet of natural gas and
12.7 million barrels of oil or 186 billion cubic feet equivalent. The seller was a private company.

In connection with the closing of this transaction, Forest has entered into certain NYMEX price hedges which locked in an average price of $2.315 per mmbtu for the period March through September 1998. This hedge is for production volumes of 20,000 mmbtu per day from the purchased properties.

Robert S. Boswell, Forest's president and chief executive officer, commented, "This is an important acquisition for Forest Oil. We expect the wells to increase our daily net production by about 50 million cubic feet equivalent. We are undertaking a thorough 3D evaluation of deep prospects to further evaluate exploration potential. The positive impact of this acquisition will be felt for many years."

Deep Water Drilling
Forest also reported on the first two wells drilled by the company in the deep water of the Gulf of Mexico on East Breaks Block 164.

Based on logs, the East Breaks 164 #1 encountered approximately 116 feet of net pay. The well was drilled to a true vertical depth
(tvd) of 4,484 feet in December 1997 and, after production casing was run, was temporarily abandoned. The East Breaks 164 #2 well, which was drilled to 4,700 feet tvd to test a separate fault block, encountered an aggregate approximately 76 feet of net pay. The #2 well has also been cased and was temporarily abandoned. The two wells are located in water depths of 860 feet and 508 feet, respectively. Forest (50% working interest) and its partner, Newfield Exploration Company (NYSE: NFX, 50% working interest), are evaluating development alternatives for these wells. Forest is operator of the block.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma, Wyoming and Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

February 3, 1998